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                                                                   EXHIBIT 99.3

                            GIDDINGS & LEWIS, INC.
                      MANAGEMENT STOCK PURCHASE PROGRAM,
                          AS AMENDED AND RESTATED
                               April 30, 1997


1.  PURPOSE

      The Giddings & Lewis, Inc. Management Stock Purchase Program (the "Program") is intended to promote the best interests of Giddings & Lewis, Inc. (the "Company") and its shareholders by providing key employees of the Company and its Affiliates with an opportunity to acquire a, or increase their, proprietary interest in the Company. It is intended that the Program will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those key employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company's continued growth and financial success. The Program is implemented pursuant to the Giddings & Lewis, Inc. 1993 Stock and Incentive Plan (the "1993 Plan"), which was previously approved by the Board of Directors and shareholders of the Company.

2.  DEFINITIONS

      Capitalized terms used in the Program and defined in the 1993 Plan shall have the respective meanings set forth in the 1993 Plan, and for purposes of the Program the following terms shall have the respective meanings set forth below:

      (a) "Affiliate" and "Associate" shall have the respective meanings ascribed as such terms in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, except that with reference to an Affiliate of the Company, the term Affiliate shall have the meaning set forth in the 1993 Plan.

      (b) "Bank" shall mean National Exchange Bank and Trust, Fond du Lac, Wisconsin, or another bank or financial institution selected by the Committee.

      (c) A Person shall be deemed to be the "Beneficial Owner" of any securities:

             (1) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (x) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (y) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement with Firstar Trust Company, dated as of August 23, 1995, as amended from time to time (the "Rights Agreement") (or any successor to such Rights Agreement), at any time before the issuance of such securities;

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             (2) which such Person or any of such Person's Affiliates
          or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (2) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (x) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (y) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

             (3) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (2) above) or disposing of any voting securities of the Company.

      (d) "Cause" shall mean, with respect to a Participating Key Employee:
(i) engaging in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Participating Key Employee's ability to perform his duties or responsibilities; or (iii) continuing willful and unreasonable refusal by the Participating Key Employee to perform his duties or responsibilities (unless such duties or responsibilities have been significantly changed without the Participating Key Employee's consent).

      (e) "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred if:

             (1) any Person (other than any employee benefit plan of the Company or any subsidiary or Affiliate of the Company, any entity holding securities of the Company for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities;

             (2) a Section 11(a)(ii) Event shall have occurred under the Rights Agreement (or a similar event shall have occurred under any successor to such

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          Rights Agreement) at any time any Rights are issued and outstanding thereunder;

             (3) one-third or more of the members of the Company's Board of Directors are not Continuing Directors;

             (4) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock, $0.10 par value (the "Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

             (5) the shareholders of the Company approve any bid or proposal for the liquidation or dissolution of the Company.

      (f) "Continuing Director" shall mean any member of the Board of Directors of the Company who was a member of such Board on April 30, 1997, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board.

      (g) "Disability" shall mean the complete and permanent inability of a Participating Key Employee to perform all of his duties under the terms of his employment with the Company or any of its Affiliates, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

      (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (i) "Exercise Date" shall mean the date the Participating Key Employee notifies the Company that he is exercising the Stock Option or a portion of the Stock Option.

      (j) "Exercise Price" shall mean the aggregate exercise price paid to the Company for the Purchased Shares by the Participating Key Employee upon exercise of the Stock Option or a portion of the Stock Option.

      (k) "Gain" shall mean the amount, if any, by which the value of the aggregate consideration received upon sale of the Purchased Shares (without deducting any discounts or commissions associated with such sale) exceeds the Exercise Price of the Purchased Shares being sold.

      (l) "Interest" shall mean the interest that accrues from time to time on the unpaid outstanding principal amount of a Note, including any late charges or penalties that may arise in connection with such interest.

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      (m) "Loss" shall mean the amount, if any, by which the Exercise Price of the Purchased Shares being sold exceeds the value of the aggregate consideration received upon sale of the Purchased Shares being sold (without deducting any discounts or commission associated with such sale).

      (n) "Note" shall mean the promissory note made by a Participating Key Employee to the Bank to finance his payment of the Exercise Price.

      (o) "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

      (p) "Purchased Shares" shall mean the Shares underlying the Stock Option or that portion of the Stock Option being exercised by the Participating Key Employee.

      (q) "Stock Option" shall mean options to purchase up to a specified number of Shares pursuant to the 1933 Plan granted to a Participating Key Employee by the Committee in connection with the Program.

3.  ELIGIBILITY

      To be eligible to participate in the Program, the Key Employee must have been granted a Stock Option by the Committee.

4.  PARTICIPATION

      To become a Participating Key Employee under the Program, a Key Employee eligible to participate in the Program must meet the following requirements within three business days of the grant of the Stock Option:

      (a) Submit a completed, signed and irrevocable agreement to exercise all or a portion of the Stock Option, subject to the terms and conditions of the 1993 Plan and the applicable stock option award agreement;

      (b) Complete and sign all necessary agreements and other documents relating to the loan described in Section 6 below; and

      (c) Satisfy all other conditions of participation specified in the Program.

The agreements and other documents specified in subsections 4(a), (b) and (c) must be in such forms and must be submitted at such times and to such Company officers as specified by the Committee or its designee(s). No Key Employee is required to participate in the Program.

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5.  PAYMENT OF EXERCISE PRICE

      Each Participating Key Employee must deliver in cash 100% of the Exercise Price within five business days after the Exercise Date. The Purchased Shares will not be issued to the Participating Key Employee until the Company has received such payment. The payment must be made at the time and place and in the manner specified by the Committee or its designee(s).

6.  FINANCING

      The Company has made arrangements with the Bank to provide a loan to each Participating Key Employee in an amount equal to the Exercise Price payable by such Participating Key Employee. Such loan shall be evidenced by a Note, in such form as may be required by the Bank, which Note will have an initial term of five years, and automatically extend for an additional five-year term if the Participating Key Employee is an employee of the Company or an Affiliate of the Company at the expiration of the initial term. Interest on the Note will be payable quarterly in arrears. Each Participating Key Employee will be required to sign a letter of direction which directs all loan proceeds to be paid directly to the Company in payment of the Exercise Price. Each Participating Key Employee is responsible for satisfying all of the lending requirements specified by the Bank to qualify for the loan. Each Participating Key Employee will be fully obligated to repay to the Bank all principal, Interest and any other obligations relating to the Note when due and payable. The Company will guarantee the repayment to the Bank of 100% of all principal and Interest on the Note as provided in Section 15 hereof.

7.  PAYMENT OF INTEREST ON NOTE

      At the end of each calendar quarter the Company shall pay directly to the Bank on behalf of the Participating Key Employee the amount, if any, by which the Interest payable on the Note for such quarter exceeds the amount of cash dividends paid to the Participating Key Employee with respect to the Purchased Shares during such quarter. Interest payments made by the Company shall accrue for all purposes to the benefit of the Participating Key Employee.

8.  REGISTRATION OF SHARES

      The Purchased Shares will be registered in the name of the Participating Key Employee and certificated. Each certificate will bear a legend referring to the Program and the agreements between the Participating Key Employee and the Company relating to the Purchases Shares. The certificates for the Purchased Shares will be held by the Company until all restrictions on the Purchased Shares have lapsed. Each Participating Key Employee must deliver to the Company a stock power endorsed in black with respect to the Purchased Shares. The Purchased Shares will be subject to the transfer restrictions set forth in Section 10 hereof.

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9.  SHAREHOLDER RIGHTS

      During the period in which the Purchased Shares are subject to restrictions on transfer, each Participating Key Employee will have all rights of a shareholder (subject to such transfer restrictions) with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares. To the extent required by the Note and other loan agreements and documents identified in subsection 4(b), the Company will be irrevocably directed to deliver all such dividends directly to the Bank for payment of Interest. Any dividends in excess of required Interest payments will be deposited in the Participating Key Employee's account at the Bank.

10. TRANSFER OF PURCHASED SHARES

      A Participating Key Employee may not sell, donate, gift, assign or otherwise transfer (collectively, "Transfer") any Purchased Shares except as provided in this Section 10. Each Participating Key Employee is permitted to Transfer all or any portion of the Purchased Shares, subject to the following restrictions:

           (a) No Participating Key Employee may Transfer any portion of the Purchased Shares unless all principal, Interest and any other obligations due on the Note have previously been paid or all proceeds of a Transfer effected by means of a sale are simultaneously applied first to the payment of all such principal, Interest and other obligations; and

           (b) The Committee has the right to impose such restrictions as may be required to comply with applicable federal and state securities laws on the timing, amount and form of any Transfer of the Purchased Shares by a Participating Key Employee. Each Participating Key Employee must notify the Company of his intention to Transfer the Purchased Shares and the proposed terms of such Transfer before such a Transfer is implemented. In connection with any proposed Transfer, (i) the Company may elect to allow the Participating Key Employee to effect the Transfer, including, without limitation, by means of a sale of the Purchased Shares in the open market, (ii) the Company may repurchase the Purchase Shares, or (iii) the Company may take other actions as it deems appropriate. If the Company repurchases the Purchased Shares, the per share repurchase price will be the average of the high and low sale prices of a Share on The Nasdaq National Market (or such other market or exchange on which the Shares are then traded) on the day the Company is notified of the intention to Transfer.

11. BENEFIT AND RISK SHARING

      Subject to the terms of the Program, the following benefit and risk sharing provisions shall be in effect as specified below.

           (a) WITHIN THREE YEARS OF EXERCISE DATE. If the Participating Key Employee sells all or any portion of the Purchased Shares within three years of the Exercise Date, the Participating Key Employee (i) is responsible for 100% of any Loss on such sale and (ii) is entitled to receive 50% of any Gain on such sale; provided, however, that notwithstanding the foregoing, the Participating Key Employee will be entitled to receive 100% of any Gain on such sale if such sale occurs in connection with or subsequent to a Change in Control of the


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      Company. For purpose of this Section 11, the terms "sale" and "sell"
      shall include the disposition of the Purchased Shares in connection with the transaction or transactions constituting the Change in Control of the Company.

           (b) AFTER THREE YEARS FROM EXERCISE DATE. Unless and until all of the outstanding principal, Interest and any other obligations relating to the Note are paid in full, if the Participating Key Employee sells all or any portion of the Purchased Shares more than three years after the Exercise Date, the Participating Key Employee (i) is responsible for 50% of any Loss on such sale and (ii) is entitled to 100% of any Gain on such sale.

12. ACCELERATION OF LOAN IN CERTAIN CASES

      If a Participating Key Employee's employment with the Company and all its Affiliates terminates due to death, Disability, voluntary resignation or retirement or is terminated for Cause, the Note provided for in Section 6 shall immediately accelerate and become due and payable, and the Company's payment of Interest on the Note provided for in Section 7 shall immediately cease. In the event of all other terminations of employment, the loan shall continue pursuant to its terms and the other terms of the Program shall remain in full force and effect.

13. BENEFIT AND RISK SHARING IN THE EVENT OF TERMINATION DUE TO DEATH OR DISABILITY OR FOR CAUSE

      (a) With respect to the Purchased Shares sold after a Participating Key Employee's death or Disability and while his Note under Section 6 remains unpaid, the Participating Key Employee is not responsible for any Loss but is entitled to receive 100% of any Gain. This subsection 13(a) has no effect on a deceased or disabled Participating Key Employee's sale or Purchased Shares before death or Disability or after all of the principal, Interest and any other obligations under the Participating Key Employee's Note have been repaid.

      (b) With respect to Purchased Shares sold after a Participating Key Employee's termination for Cause and (i) while his Note under Section 6 remains unpaid or (ii) in the event such repayment occurred within three years of the Exercise Date, the benefit sharing provisions of Section 11(a) shall continue in effect, but the risk sharing provisions of Section 11(b) shall not apply to such sale. This subsection 13(b) has no effect (i) on the sale of Purchased Shares by a Participating Key Employee before his termination for Cause or (ii) after the principal, Interest and any other obligations under the Participating Key Employee's Note have been repaid unless such repayment occurs within three years of the Exercise Date in which case the benefit sharing provisions of Section 11(a) shall apply.

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14. IMPLEMENTATION OF SHARING ARRANGEMENT

      If a Participating Key Employee sells any portion of the Purchased Shares at a Loss while his Note under Section 6 is outstanding, and if the Participating Key Employee is responsible for less than 100% of that Loss under the provisions of the Program, the Company will assume the portion of the Loss for which such Participating Key Employee is not responsible. The Company will assume its portion of the Loss by delivering cash equal to such portion directly to the Participating Key Employee simultaneously with the repayment of such Participating Key Employee's Note under Section 6. Additionally, the Company will pay cash equal to 45% of such portion directly to the Participating Key Employee at the same time in order to partially mitigate the tax consequences to the Participating Key Employee of the payment made by the Company with respect to the Loss. If a Participating Key Employee sells any portion of the Purchased Shares at a Gain, and if the Participating Key Employee is required to repay to the Company a portion of such Gain, the Participating Key Employee shall do so by delivering cash equal to such portion to the Company immediately upon receipt of the sale proceeds.

15. LOAN GUARANTEE

      The Company will guarantee repayment to the Bank of 100% of all principal and Interest of each Participating Key Employee under the Note provided for in Section 6. The Company's loan guarantee is a condition to the loan arrangement the Company has made with the Bank. The terms and conditions of the guarantee are as agreed by the Company and the Bank. Each Participating Key Employee is fully obligated to repay to the Bank all principal, Interest, and any other amounts on the Note when due and payable. The Company may take any action relating to the Participating Key Employee and his assets, which the Committee deems reasonable and necessary, to obtain full reimbursement for amounts the Company pays to the Bank under its guarantee related to the Note in excess of any amount the Company is obligated to pay pursuant to Section 14.

16. GENERAL PROVISIONS

      (a) RIGHTS AND STATUS OF PARTICIPANTS. Participating in the Program as a Participating Key Employee shall not be construed as giving such Participating Key Employee the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participating Key Employee from employment, free from liability, or any claim under the Program, except as otherwise expressly provided in the Program or in any Award Agreement. Except for rights accorded under the Program and under any applicable Award Agreement, Participating Key Employees shall have no rights except as owners of the Purchased Shares.

      (b) UNFUNDED STATUS OF THE PROGRAM. Unless otherwise determined by the Committee, the Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company or the Committee and any Participating Key Employee or other Person. To the extent any Person holds any right by virtue of participating under the Program, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

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      (c)     GOVERNING LAW.  The validity, construction and effect of the
Program and any rules and regulations relating to the Program shall be determined in accordance with the internal laws of the State of Wisconsin and applicable federal law.

      (d) SEVERABILITY. If any provision of the Program or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Program or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Program or any Award Agreement, such provision shall be stricken as to such jurisdiction, Person any the remainder of the Program and any such Award Agreement and any such Award Agreement shall remain in full force and effect.

      (e) HEADINGS. Headings are given to the Sections and subsections of the Program solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Program or any provision thereof.

      (f) EFFECT OF PLAN. The operation of the Program is subject to the provisions of the 1993 Plan.

      (g) AMENDMENT. The Committee may amend the Program at any time; provided, however, that any such amendment that materially reduces or changes the rights or benefits of a Participating Key Employee shall not be effective with respect to such Participating Key Employee without his written consent.

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